ICO, Inc. Announces Financial Results for
Fourth Quarter Ended September 30, 2008

HOUSTON, TEXAS, December 8, 2008 – ICO, Inc. (NASDAQ: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced its results for the year ended September 30, 2008 and the fourth quarter ended September 30, 2008.

Fourth Quarter Highlights

•	Revenues of $108.0 million, a decrease of $15.6 million or 13% from the prior year
•	Volumes declined 21% compared to the fourth quarter of fiscal 2007 due to slowing economy and hurricanes in the Gulf Coast
•	Operating income of $4.1 million, down 58% year-over-year
•	Net income per share of $.08 fully diluted
•	Total debt outstanding decreased $8.5 million or 15% sequentially as a result of positive cash flow and stronger U.S. Dollar

Fourth Quarter 2008 vs. Fourth Quarter 2007

Revenues for the three months ended September 30, 2008 were $108.0 million, a decrease of $15.6 million or 13% compared to the same quarter of the previous year.  A 21% decrease in volumes sold negatively impacted revenues by $20.3 million, and changes in product mix and prices negatively impacted revenues by $2.7 million.  The volume reduction was most notable at the Company’s Bayshore Industrial and Australian locations.  The decline in revenues from the volume reduction was partially offset by the translation effect of stronger foreign currencies which benefited revenues by $7.4 million.

Gross margin declined from 17.3% to 15.1%, primarily as a result of lower volumes sold.  During the fourth quarter of fiscal 2008, the Company decided to close its plant in the United Arab Emirates and recognized an impairment charge of $0.4 million.  In the fourth quarter of fiscal 2007, the Company recognized a net benefit of $0.3 million in impairment, restructuring and other income. The decline in gross margin and the higher impairment, restructuring and other costs of $0.7 million contributed to a decline in operating income of $5.6 million or 58% compared to the prior year quarter.  Income tax expense decreased $2.3 million or 80% primarily due to the decrease in income before taxes.  As a result of the above, income from continuing operations decreased $3.8 million or 63%, compared to the prior year quarter, to $.08 per share.

Fourth Quarter 2008 vs. Third Quarter 2008

Comparing the sequential quarterly results, revenues decreased $7.7 million or 7%, caused primarily by a reduction in volumes sold due in part to the seasonal weakness in Europe on account of vacation periods, as well as by the effect from Hurricane Ike which hit the U.S. Gulf Coast in September 2008.  The decline in volumes sold led to a reduction in gross margin from 16.0% to 15.1%.  The decline in gross margin, as well as the impact from the impairment charges relating to the United Arab Emirates plant closure, led to a decline in operating income of $2.4 million or 37%.  Income from continuing operations declined $2.4 million or 52% as a result of the above.

“Our fiscal year fourth quarter was certainly a challenge for us,” stated A. John Knapp, Jr., the Company’s President and CEO.  “We were thankful that we did not sustain major damage from Hurricane Ike, but we were impacted from the loss of power at two of our facilities in the Gulf Coast area.  We also made the decision to close our plant in the United Arab Emirates and recognized an impairment charge of $0.4 million.  We believe the Middle East is still an important market for the Company and we believe we can serve the region better at the current time from our other locations around the world.  During the quarter, we generated satisfactory cash flow from operations of $7.4 million after capital expenditures.”

Balance Sheet and Liquidity

Total debt outstanding as of September 30, 2008 was $49.9 million, a decline of $8.5 million from June 30, 2008.  This reduction was accomplished in part by positive cash flow from operations of $10.0 million less net capital expenditures of $2.5 million.  Approximately $1.3 million of the capital expenditures related to our facility relocation from New Jersey to Pennsylvania.  Our available global borrowing capacity at September 30, 2008 was $62.8 million.

During the quarter ended September 30, 2008, the Company repurchased 90,329 shares of its Common Stock for $0.5 million pursuant to the Share Repurchase Program approved by the Board of Directors in September 2008.  In October 2008, the Company repurchased 487,752 shares of its Common Stock for total cash consideration of $2.5 million.  The specific timing and amount of future repurchases will vary based on market conditions and other factors, and the Share Repurchase program may be modified, extended or terminated at any time.

Conference Call on the Web

A live Internet broadcast of ICO, Inc.’s conference call regarding fiscal 2008 fourth quarter results can be accessed at 10:00 a.m. Central Time on Tuesday, December 9, 2008 at http://www.videonewswire.com/event.asp?id=53584 where the webcast replay will be accessible for ninety days.  The webcast replay will also be accessible on the Company’s website at www.icopolymers.com for a period of twelve months.  (Minimum requirements to listen to the broadcast are:  The Windows Media Player software, downloadable free from
http://www.microsoft.com/windows/windowsmedia/player/download/download.aspx and at least a 28.8Kbps connection to the Internet.)

Investors are invited to participate in the conference by dialing 847-413-3238, passcode 23273960.  A replay of the conference call will be available by dialing 630-652-3044, passcode 23273960.

About ICO, Inc.

With 20 locations in 9 countries, ICO produces custom polymer powders for rotational molding and other polymer related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial segment produces specialty compounds, concentrates and additives primarily for the plastic film industry.  Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of resins (polymers) and other raw materials, demand for the Company's services and products, business cycles and other industry conditions, international risks, operational risks, currency translation risks, the Company’s lack of asset diversification, the Company’s ability to manage global inventory, develop technology and proprietary know-how, and attract and retain key personnel, as well as other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2007 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

 ICO, Inc.
Consolidated Statement of Operations
(Unaudited and in thousands, except per share data and percentages)

	Three Months Ended			Twelve Months Ended
	September 30,		June 30,	September 30,
	2008	2007	2008	2008	2007
Product Sales	$99,274	$113,901	$105,494	$408,076	$379,344
Toll Services	8,718	9,658	10,224	38,625	38,573
Total Revenues	107,992	123,559	115,718	446,701	417,917
Cost of sales and services (exclusive of depreciation shown
separately below)	91,712	102,195	97,234	373,557	344,171
Gross Profit (1)	16,280	21,364	18,484	73,144	73,746
Selling, general and administrative expense	9,823	10,236	10,441	41,254	37,676
Depreciation and amortization	1,951	1,785	1,932	7,531	7,251
Impairment, restructuring and other costs (income)	408	(343)	(356)	(1,348)	(997)
Operating income	4,098	9,686	6,467	25,707	29,816
Other income (expense):
Interest expense, net	(904)	(926)	(1,039)	(4,062)	(3,227)
Other income (expense)	(395)	181	165	(431)	(115)
Income from continuing operations before income taxes	2,799	8,941	5,593	21,214	26,474
Provision for income taxes	569	2,893	960	5,832	6,712
Income from continuing operations	2,230	6,048	4,633	15,382	19,762
Income (loss) from discontinued operations, net of income taxes	(52)	(65)	-	(68)	1,356
Net income	$2,178	$5,983	$4,633	$15,314	$21,118
Preferred Stock dividends	-	(82)	-	(1)	(554)
Net gain on redemption of Preferred Stock	-	-	-	-	6,023
Net income applicable to Common Stock	$2,178	$5,901	$4,633	$15,313	$26,587

Basic income from continuing operations per common share	$0.08	$0.23	$0.17	$0.56	$0.97
Basic net income per common share	$0.08	$0.22	$0.17	$0.56	$1.02

Diluted income from continuing operations per common share	$0.08	$0.22	$0.17	$0.55	$0.71
Diluted net income per common share	$0.08	$0.21	$0.17	$0.55	$0.76

Basic weighted average shares outstanding	27,474,000	26,312,000	27,433,000	27,271,000	26,030,000
Diluted weighted average shares outstanding	27,864,000	27,890,000	27,975,000	27,994,000	27,891,000

Gross Margin (2)	15.1%	17.3%	16.0%	16.4%	17.6%

(1) Calculated as Total Revenues minus Cost of Sales and Services, exclusive of Depreciation Expense.
(2) Calculated as Gross Profit divided by Total Revenues.

ICO, Inc.
Consolidated Balance Sheet
 (Unaudited and in thousands, except share data and ratios)

	September 30,	September 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$5,589	$8,561
Trade receivables	75,756	95,142
Inventories	53,458	60,420
Deferred income taxes	2,056	1,778
Prepaid and other current assets	10,514	9,924
Total current assets	147,373	175,825

Property, plant and equipment, net	61,164	57,396
Goodwill	8,689	9,228
Other assets	3,870	3,768
Total assets	$221,096	$246,217

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings under credit facilities	$9,607	$16,133
Current portion of long-term debt	15,201	11,611
Accounts payable	37,674	66,906
Accrued salaries and wages	5,978	7,313
Other current liabilities	11,912	16,004
Total current liabilities	80,372	117,967

Long-term debt, net of current portion	25,122	29,605
Deferred income taxes	5,039	4,820
Other long-term liabilities	2,728	2,783
Total liabilities	113,261	155,175

Commitments and contingencies	-	-
Stockholders' equity:
Convertible exchangeable preferred stock	-	2
Undesignated preferred stock	-	-
Common stock	54,756	47,659
Additional paid-in capital	72,241	74,920
Accumulated other comprehensive income	3,022	5,416
Accumulated deficit	(21,641)	(36,955)
Treasury Stock	(543)	-
Total stockholders' equity	107,835	91,042
Total liabilities and stockholders' equity	$221,096	$246,217

OTHER BALANCE SHEET DATA
Working capital	$67,001	$57,858
Current ratio	1.8	1.5
Total debt	$49,930	$57,349
Debt-to-capitalization	31.6%	38.6%

 ICO, Inc.
Supplemental Segment Information
 (Unaudited and in thousands, except percentages)

Revenues
Three Months Ended September 30:	2008	% of Total	2007	% of Total	Change	%
ICO Europe	$48,489	45%	$45,957	37%	$2,532	6%
Bayshore Industrial	19,173	18%	38,895	32%	(19,722)	(51%)
ICO Asia Pacific	23,401	22%	25,166	20%	(1,765)	(7%)
ICO Polymers North America	10,119	9%	9,891	8%	228	2%
ICO Brazil	6,810	6%	3,650	3%	3,160	87%
Consolidated	$107,992	100%	$123,559	100%	$(15,567)	(13%)

Fiscal Year Ended September 30:	2008	% of Total	2007	% of Total	Change	%
ICO Europe	$207,209	46%	$170,135	41%	$37,074	22%
Bayshore Industrial	90,736	20%	108,360	26%	(17,624)	(16%)
ICO Asia Pacific	82,390	19%	84,790	20%	(2,400)	(3%)
ICO Polymers North America	45,090	10%	41,377	10%	3,713	9%
ICO Brazil	21,276	5%	13,255	3%	8,021	61%
Consolidated	$446,701	100%	$417,917	100%	$28,784	7%

Operating income (loss)
Three Months Ended September 30:	2008	2007	Change	%
ICO Europe	$2,782	$2,449	$333	14%
Bayshore Industrial	1,486	5,716	(4,230)	(74%)
ICO Asia Pacific	210	1,753	(1,543)	(88%)
ICO Polymers North America	424	1,709	(1,285)	(75%)
ICO Brazil	429	34	395	1162%
Total Operations	5,331	11,661	(6,330)	(54%)
Unallocated General Corporate Expense	(1,233)	(1,975)	742	(38%)
Consolidated	$4,098	$9,686	$(5,588)	(58%)

Fiscal Year Ended September 30:	2008	2007	Change	%
ICO Europe	$13,201	$9,008	$4,193	47%
Bayshore Industrial	10,241	15,358	(5,117)	(33%)
ICO Asia Pacific	1,822	5,914	(4,092)	(69%)
ICO Polymers North America	5,618	6,022	(404)	(7%)
ICO Brazil	982	301	681	226%
Total Operations	31,864	36,603	(4,739)	(13%)
Unallocated General Corporate Expense	(6,157)	(6,787)	630	(9%)
Consolidated	$25,707	$29,816	$(4,109)	(14%)

Operating income (loss) as a percentage of revenues	Three Months Ended			Fiscal Year Ended
	September 30,			September 30,
	2008	2007	Change	2008	2007	Change
ICO Europe	6%	5%	1%	6%	5%	1%
Bayshore Industrial	8%	15%	(7%)	11%	14%	(3%)
ICO Asia Pacific	1%	7%	(6%)	2%	7%	(5%)
ICO Polymers North America	4%	17%	(13%)	12%	15%	(3%)
ICO Brazil	6%	1%	5%	5%	2%	3%
Consolidated	4%	8%	(4%)	6%	7%	(1%)

ICO, Inc.
Supplemental Segment Information (cont'd.)
 (Unaudited and in thousands, except percentages)

Revenues
	Three Months Ended
	September 30,		June 30,
	2008	% of Total	2008	% of Total	Change	%
ICO Europe	$48,489	45%	$58,226	50%	$(9,737)	(17%)
Bayshore Industrial	19,173	18%	19,044	16%	129	1%
ICO Asia Pacific	23,401	22%	21,417	19%	1,984	9%
ICO Polymers North America	10,119	9%	12,081	10%	(1,962)	(16%)
ICO Brazil	6,810	6%	4,950	5%	1,860	38%
Consolidated	$107,992	100%	$115,718	100%	$(7,726)	(7%)

Operating income (loss)
	Three Months Ended
	September 30,	June 30,
	2008	2008	Change	%
ICO Europe	$2,782	$3,901	$(1,119)	(29%)
Bayshore Industrial	1,486	2,045	(559)	(27%)
ICO Asia Pacific	210	(11)	221	N.M. *
ICO Polymers North America	424	1,811	(1,387)	(77%)
ICO Brazil	429	224	205	92%
Total Operations	5,331	7,970	(2,639)	(33%)
Unallocated General Corporate Expense	(1,233)	(1,503)	270	(18%)
Consolidated	$4,098	$6,467	$(2,369)	(37%)

Operating income (loss) as a percentage of revenues	Three Months Ended
	September 30,	June 30,
	2008	2008	Change
ICO Europe	6%	7%	(1%)
Bayshore Industrial	8%	11%	(3%)
ICO Asia Pacific	1%	0%	1%
ICO Polymers North America	4%	15%	(11%)
ICO Brazil	6%	5%	1%
Consolidated	4%	6%	(2%)

*Not meaningful